Exhibit 99.1

Silicon Mountain Holdings Moves to Cut Costs and Continue Shift to High-Margin Products and Services

Company Expected to Save $400,000 by Reducing Size of Board

BOULDER, Colo. & LOS ANGELES--(BUSINESS WIRE)--Silicon Mountain Holdings, Inc. (OTCBB: SLCM), a technology company specializing in high-performance interactive computing solutions, today announced new progress in its initiative to cut costs and further its strategic transition out of memory and into online storage and other high-margin products and services.

As part of this effort, the Company’s Board has been reduced from five to one through the voluntary departure of four directors on August 28, 2008. The members leaving are Steve King, Mark S. Crossen, Chong M. Lee and Camillo Martino. All of them have agreed, if needed, to provide consulting work for the Company. Remaining on the board is Rudolph A (Tré) Cates III, President and CEO.

The reduction of the board is expected to save Silicon Mountain more than $200,000 in cash annually (including $180,000 in directors and officers insurance) as well as approximately $200,000 in warrants and options. The Board is expected to remain at its current size for the near future, though new members may eventually be added if their skills and backgrounds would significantly help the Company meet its strategic goals.

The Company also reported that it has reduced its staff by approximately 50 positions over the last 12 months. As with the reduction in the size of its Board, the staff cuts are integral to Silicon Mountain Holdings’ strategic transition. Formerly a firm primarily dependent on the volatile and low-margin memory market, Silicon Mountain has redirected its resources to a number of high-growth, higher-margin areas, including online storage, servers and high-performance gaming computers.

Silicon Mountain’s President and CEO Tré Cates said, “Today I would like, first of all, to thank former directors Mark Crossen, Chong Lee, Camillo Martino and Steve King for their service to Silicon Mountain Holdings and their decision to step down as a way of streamlining both the Company and its Board. We also greatly appreciate their offer to provide consulting services to us in the future, as needed. Silicon Mountain now has the lean management structure appropriate to a small public company that addresses competitive, fast-changing, technology-driven markets. We are more nimble than ever.”

Mr. Cates continued, “It’s important to note that the change in our Board was not primarily a cost-cutting move, though it does save us approximately $400,000 a year in cash and non-cash expenses. Like other staff changes and reductions we have carried out this year, it is mainly directed at reorienting the Company toward fast-growing, higher-margin product and service lines and away from our legacy memory business. So we are open to seeking new Board members who have skills or backgrounds that would be particularly helpful to us as we execute our long-range business plan.”

The Company today also reported that, due to administrative issues, the Company’s transfer agent is expected to begin distributing the additional shares as part of its recently announced two-for-one-stock split next week compared to the Company’s previously reported effective date of September 2, 2008. However, the Company’s previously announced record date will remain as of August 29, 2008. Accordingly, the Company expects it will begin trading at its split-adjusted price next week.

To be added to Silicon Mountain’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About Silicon Mountain Holdings

Silicon Mountain Holdings, Inc. (OTCBB: SLCM) is a technology company specializing in high performance interactive computing solutions. The Company has a strong portfolio of product brands and services that address the storage and security demands of the digital media age. Silicon Mountain has recently announced the launch of online backup and is making the transition from low-margin memory components to higher-margin devices, systems and services. Additional news and information about the company is available at www.slcmholdings.com.

Forward Looking Statements: This release contains forward-looking statements that involve risks and uncertainties. Silicon Mountain’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in Silicon Mountain’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and any subsequent SEC filings.

CONTACT:
INVESTOR RELATIONS INTL:
Haris Tajyar, Managing Partner
818-382-9702
htajyar@irintl.com
or
SILICON MOUNTAIN HOLDINGS:
Tré Cates, President and Chief Executive Officer
303-938-1155
tcates@smmdirect.com